EXHIBIT 4.1

TRIANGLE PETROLEUM CORPORATION

5.0% CONVERTIBLE PROMISSORY NOTE

$120,000,000	July 31, 2012

THIS 5.0% CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS NOTE UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER DESCRIBED HEREIN.

THE NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NO LATER THAN 10 DAYS AFTER THE ORIGINAL ISSUANCE DATE, A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH LOAN BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY.

TRIANGLE PETROLEUM CORPORATION, a Nevada corporation (the “Company”), for value received, hereby promises to pay to the order of NGP TRIANGLE HOLDINGS, LLC (the “Investor”), whose address is 125 East John Carpenter Fwy., Suite 600, Irving, Texas 75062, at said address or such other addresses as may be designated in writing by Investor from time to time, or Investor’s permitted assigns (the Investor to the extent it remains a holder of all or any portion of this Note and any permitted assigns shall be referred to herein as “Holders”), the principal amount of ONE HUNDRED TWENTY MILLION and No/100 Dollars ($120,000,000) or such other amount as may be outstanding hereunder, together with all accrued and unpaid interest thereon (including all accrued interest that is capitalized and added to the principal amount of this Note pursuant to Section 2) in accordance with the terms and conditions of this Note. This Note is being issued by the Company pursuant to that certain Note Purchase Agreement entered into contemporaneously herewith by and between the Company and the Investor (the “Purchase Agreement”).

This Note may be transferred in whole or in part only in accordance with Section 16. This Note, any portion hereof that is retained by the Holder hereof and any portions of this Note that are transferred in part to a new Holder shall be referred to herein as the “Notes”. The Notes shall be evidenced by one or more certificates registered in the name of the Holder thereof, a copy of which shall be maintained in the corporate offices of the Company. Certificates for the Notes shall be signed by an Officer for the Company, and countersigned by a duly authorized representative of the Holder, by manual signature. The Notes shall rank equally and ratably and shall be treated as a single class of notes. The Holders agree that, except as expressly provided otherwise herein, any payments or prepayments to any Holder, whether principal, interest or otherwise, shall be made pro rata among the Holders based on the aggregate unpaid principal amount of the Notes.

The following is a statement of rights of the Holder of the Notes and the conditions to which the Notes are subject, to which the Holder thereof, by the acceptance of the Notes, assents:

1.          Definitions.

“Additional Reserved Shares” shall have the meaning specified in Section 3(c).

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that “Affiliate” shall not be deemed to include any Portfolio Company.

“Base Rate” shall have the meaning specified in Section 2(a).

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of such board of directors.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any day on which banking institutions in the State of Texas are authorized or required by law or governmental action to close.

“Common Stock” means the common stock, par value $0.00001 per share, of the Company or such other Equity Securities into which such common stock is converted, reclassified or changed from time to time pursuant to Section 8.

“Common Stock Cap Limitation” shall have the meaning specified in Section 3(b).

“Company” shall have the meaning specified in the first introductory paragraph to this Note.

“Conversion Effective Date” shall have the meaning specified in Section 3(a).

“Conversion Price” shall have the meaning specified in Section 3(a).

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“Conversion Shares” shall have the meaning specified in Section 3(a).

“Converted Balance” shall have the meaning specified in Section 3(a).

“Default Interest Rate” means a rate of interest equal to 11% per annum, compounded quarterly.

“Demand Repayment Amount” means, in respect of a payment required to be made by the Company to a Holder pursuant to Section 6 as of a particular payment date in respect of a specific Note or Notes, an amount in cash equal to the sum of (i) the Outstanding Balance as of the applicable payment date on such Note or Notes, and (ii) if such applicable payment date occurs prior to the fifth anniversary of the Original Issuance Date, an additional amount equal to the present value of all interest that would have accrued on such Note or Notes (and assuming any such interest was payable solely in cash) between such payment date and the fifth anniversary of the Original Issuance Date using an annual discount rate of 2.5% (prorated for partial periods).

“Demand Repayment Notice” shall have the meaning specified in Section 6(a).

“Early Redemption Conditions” shall have the meaning specified in Section 4(a).

“Early Redemption Date” shall have the meaning specified in Section 4(a).

“Early Redemption Notice” shall have the meaning specified in Section 4(a).

“Early Redemption Price” shall have the meaning specified in Section 4(a).

“Equity Securities” means, with respect to a Person, any shares, interests, participation or other equivalents (however designated) of corporate stock (including any options, warrants or other rights to acquire corporate stock but excluding any debt securities convertible or exchangeable into corporate stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning specified in Section 11.

“Ex-Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Expiration Date” shall have the meaning specified in Section 7(e).

“Fundamental Change” shall be deemed to have occurred when any of the following has occurred:

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(a)          the consummation of any transaction (other than any transaction described in clause (b) below, whether or not the proviso therein applies) the result of which is that any “person” or “group” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Equity Securities of the Company that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body); or

(b)          the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person or group other than any of the Company’s Subsidiaries; provided, however, that none of the transactions described in clauses (i), (ii) or (iii) shall constitute a Fundamental Change if the holders of more than 50% of the Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of the common equity of the continuing or surviving or transferee entity or any direct or indirect parent thereof immediately after the consummation of such transaction; or

(c)          the adoption of a plan relating to the Company’s liquidation or dissolution; or

(d)          the Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market or any other National Securities Exchange or automated quotation system (or any of their respective successors).

“Fundamental Change Company Notice” shall have the meaning specified in Section 6(b).

“Fundamental Change Holder Notice” shall have the meaning specified in Section 6(b).

“Fundamental Change Repurchase Date” shall have the meaning specified in Section 6(b).

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable calculation being made pursuant to the terms of this Note.

“Hedging Arrangements” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price).

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“Holders” shall have the meaning specified in the first introductory paragraph of this Note.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, any indebtedness of that Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers acceptances if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien on any assets of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person; provided, however, that Indebtedness shall not include (i) any intercompany Indebtedness or (ii) any trade payables.

“Investment Agreement” means the Investment Agreement dated as of the date hereof by and among the Company, the Investor and NGP Natural Resources X, L.P.

“Investor” shall have the meaning specified in the first introductory paragraph of this Note.

“National Securities Exchange” means a securities exchange registered as a “national securities exchange” under Section 6 of the Exchange Act.

“Note” shall have the meaning specified in the legend of this Note.

“Notes” shall have the meaning specified in the third introductory paragraph of this Note.

“Notice of Conversion” shall have the meaning specified in Section 3(a).

“NYSE MKT” means NYSE MKT LLC.

“Officer” means the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President of the Company.

“Original Issuance Date” shall have the meaning specified in Section 2(a).

“Outstanding Balance” means, as of any date in respect of a Note, an amount equal to the unpaid principal amount of such Note, together with any accrued and unpaid interest hereon, including all accrued interest that is capitalized and added to the principal amount of such Note and including all accrued interest from the most recent Payment Date.

“Payment Date” shall have the meaning specified in Section 2(a).

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“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or other entity.

“Portfolio Company” means any portfolio company in which the Investor or any of its investment fund Affiliates have made a debt or equity investment.

“Proposal” shall have the meaning given such term in the Purchase Agreement.

“Purchase Agreement” shall have the meaning specified in the first introductory paragraph of this Note.

“Redemption Date” shall have the meaning specified in Section 5(a).

“Redemption Notice” shall have the meaning specified in Section 5(a).

“Redemption Price” shall have the meaning specified in Section 5(a).

“Reference Property” shall have the meaning specified in Section 8.

“Reserved Shares” shall have the meaning specified in Section 3(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Spin-Off” shall have the meaning specified in Section 7(c).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Threshold Closing Price” shall have the meaning specified in Section 4(a).

“Trading Day” means with respect to the Common Stock a day on which the Common Stock is traded on the Trading Market and with respect to any other security a day on which such security trades on the principle trading market for such security.

“Trading Market” means NYSE MKT or such other National Securities Exchange on which the Common Stock is listed and serves as the principle trading market by volume for the Common Stock.

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“Transfer” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly.

“VWAP” means, as of a specified date and in respect of a specified security, the volume weighted average price for such security on the Trading Market with respect to the Common Stock or the principle trading market for such other security for the five (5) Trading Days immediately preceding, but excluding, such date.

2.          Interest.

(a)          The unpaid principal amount of this Note (including amounts capitalized pursuant to this Section 2) shall bear interest at a base rate of interest equal to 5.0% per annum (the “Base Rate”), compounded quarterly on each Payment Date (as defined below), until converted or repaid in full. The Company shall make payment of all accrued interest by capitalizing and adding such accrued interest to the principal amount of this Note on each Payment Date; provided, however that from and after the Payment Date commencing September 30, 2017, the Company shall have the option to make payment of interest by capitalizing and adding such accrued interest to the principal amount of this Note on each Payment Date or by payment of cash in the form of immediately available United States dollars on the applicable Payment Date (or if such Payment Date is not a Business Day, on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay) to the Holder of this Note. The Company shall not be required to issue new notes to reflect the addition of accrued interest that is capitalized. Interest shall be paid quarterly in arrears on March 31, June 30, September 30 and December 31 (each, a “Payment Date”), beginning on September 30, 2012. Interest on this Note will accrue from July 31, 2012 (the “Original Issuance Date”) or, if later, the most recent Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b)          Notwithstanding the foregoing, except as otherwise provided in Section 3(c), in the event and for so long as the Company does not have sufficient authorized, unissued and unreserved shares of Common Stock to issue all of the Conversion Shares that would otherwise be issuable upon full conversion of the Notes based on the Outstanding Balance at such time (disregarding for such purpose, the Common Stock Cap Limitation) if the Notes were converted in full at any time, the Base Rate shall be increased to 11% per annum; provided, however, that if the Company has sufficient Reserved Shares but does not have sufficient Additional Reserved Shares as the result of and immediately following an underwritten offering of Common Stock, then the Base Rate shall not be increased pursuant to this Section 2(b) unless and until such failure continues past the 90th day following the completion of such offering.

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3.          Conversion.

(a)          Subject to Section 3(b), the Holder may elect to convert, at any time or from time to time after the First Stockholders Meeting (as defined in the Purchase Agreement), all or any part of the Outstanding Balance of this Note into shares of Common Stock by (i) delivering written notice (“Notice of Conversion”) to the Company setting forth (A) the portion of the Outstanding Balance that the Holder desires to convert into shares of Common Stock (the “Converted Balance”), (B) if all or a portion of the Converted Balance is expected to convert into cash, wire transfer instructions for the payment of such cash, (C) if the Holder delivers the Notice of Conversion following the delivery of the Early Redemption Notice and prior to the relevant Early Redemption Date or following the delivery of the Redemption Notice and prior to the relevant Redemption Date, whether the Holder requests such Early Redemption Date or such Redemption Date extended because the Holder is required to file a notification under the HSR Act or obtain any other governmental approval in order to consummate the conversion contemplated by such Notice of Conversion and (D) to the extent any Conversion Shares (as defined below) are to be issued in a name other than the Holder’s name, the names and addresses of such Persons and the number of shares issuable in respect of each such Person and (ii) surrendering to the Company for cancellation the certificate representing this Note. For the purposes of this Section 3(a), conversion shall be deemed to occur on the date that the Company receives both the Notice of Conversion and the certificate representing this Note from the Holder, unless such Holder specifies a later date in which case the conversion shall be deemed to occur on such later date (such date on which the conversion is deemed to occur, the “Conversion Effective Date”). The Converted Balance of this Note shall be deemed to have been converted at the close of business on the Conversion Effective Date and the Person or Persons in whose name any Conversion Shares shall be issuable upon such conversion shall become the holders of record of such shares as of the close of business on the Conversion Effective Date. The number of shares of Common Stock into which the Converted Balance is convertible pursuant to this Section 3 (the “Conversion Shares”) shall be determined by dividing (i) the Converted Balance by (ii) $8.00 (the “Conversion Price,” which shall be subject to adjustment as provided herein). The Company shall, as soon as practicable, but in no event later than three (3) Business Days after the Conversion Effective Date, issue and deliver to the Holder (or such other Person as is designated in the Notice of Conversion) a certificate or certificates, or at the option of the Company, shall instruct the transfer agent to issue uncertificated shares, for the number of Conversion Shares to which the Holder (or such other Person) is entitled upon conversion of the Converted Balance. Any issue of stock certificates upon conversion of this Note shall be made without charge to the converting Holder for any taxes or duties in respect of the issue thereof. The Company shall not, however, be required to pay any such tax or duty which may be payable in respect of any transfer involving the issue and delivery of stock in any name other than that of the Holder of this Note, and the Company shall not be required to issue or deliver any such stock unless and until the Holder shall have paid to the Company the amount of such tax or duty or shall have established to the satisfaction of the Company that such tax has been paid. If as a result of the Common Stock Cap Limitation (as defined below) less than all of the Converted Balance is converted into shares of Common Stock, concurrently with the issuance of Conversion Shares in connection with the conversion, the Company shall deliver to the Holder, at the Company’s option, either: (i) immediately available United States dollars in an amount equal to the product obtained by multiplying (A) the number of Conversion Shares that would have otherwise been issued pursuant to this Section 3(a) but were not so issued as a result of the Common Stock Cap Limitation by (B) the VWAP of the Common Stock as of the Conversion Effective Date, or (ii) a senior promissory note reasonably satisfactory to the Holder meeting the requirements set forth in Annex A hereto with a principal amount equal to the amount of United States dollars that the Company would have otherwise been required to deliver pursuant to clause (i) of this sentence. If the Outstanding Balance is greater than the Converted Balance at the time of conversion, concurrently with the issuance of Conversion Shares in connection with the conversion, the Company shall execute and deliver to the Holder a new certificate representing a Note with a principal amount equal to the amount by which the Outstanding Balance as of the Conversion Effective Date exceeds the Converted Balance.

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(b)          Notwithstanding anything herein to the contrary, the number of shares of Common Stock that may be issued pursuant to this Section 3 shall not exceed 8,814,685 shares of Common Stock (as shall be appropriately adjusted for stock splits, stock dividends or other similar transactions described in Section 7 and Section 8) (the “Common Stock Cap Limitation”), unless and until the Company obtains stockholder approval permitting such issuances in accordance with the applicable rules of the Trading Market. Upon the written request of the Holder, the Company shall within three (3) Trading Days confirm in writing to the Holder the number of shares of Common Stock then outstanding.

(c)          The Company has reserved, solely for the purpose of providing for conversion of the Notes, 15,000,000 shares (as shall be appropriately adjusted for stock splits, stock dividends or other similar transactions) of Common Stock (the “Reserved Shares”) out of its authorized but unissued shares of Common Stock, and such shares of Common Stock shall be used for no purpose other than providing for conversion of the Notes. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for conversion of the Notes, such additional number of shares of Common Stock (the “Additional Reserved Shares”) as is sufficient to permit full conversion of the Notes (without taking into account the Common Stock Cap Limitation). If at any time while the Notes remain outstanding, the Company is not in compliance with its obligations set forth in the immediately preceding sentence, it shall, in accordance with applicable law and its organizational documents, use commercially reasonable efforts to convene a meeting of its stockholders to consider and vote upon an increase in the number of shares of authorized Common Stock sufficient to cause the Company to be in compliance with its obligations set forth in the immediately preceding sentence; provided, however, that the Company shall not be required to convene more than an aggregate of three meetings of its stockholders to consider and vote upon any particular increase in the number of shares of authorized Common Stock. The Holder agrees that it and its Affiliates will grant, and that it will use its reasonable best efforts to cause any other Person that would otherwise be an Affiliate but for the fact that such Person is a Portfolio Company to grant, their respective written consent or vote any shares of Common Stock owned by them, as applicable, in favor of any such increase in the number of shares of authorized Common Stock. If the Holder fails to comply with the foregoing covenant in this Note, then the Company shall be deemed to be in compliance with the second sentence of this Section 3(c) even if the stockholders do not approve such increase and shall not be required to pay the additional interest under Section 2(b).

(d)          Any shares of Common Stock issued upon conversion of the Convertible Note will be listed for trading on the Trading Market.

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4.          Early Redemption.

(a)          At any time following the fifth anniversary of the Original Issuance Date, the Company shall have the option to redeem all of the outstanding Notes in full (but not in part) at a price (the “Early Redemption Price”) equal to the Outstanding Balance as of the Early Redemption Date (as defined below) by delivering prior written notice to each of the Holders of the Notes of such redemption (the “Early Redemption Notice”) if but only if as of the date of delivery of the Early Redemption Notice to each of the Holders each of the Early Redemption Conditions (as defined below) is satisfied. The Early Redemption Notice shall (i) state that the election to redeem the Notes is an irrevocable obligation of the Company, (ii) specify the date of such redemption, which shall be a Business Day not less than 30 days nor more than 60 days following delivery of the Early Redemption Notice to the Holders (the “Early Redemption Date”), (iii) provide the calculation used by the Company to determine that the Early Redemption Conditions have been satisfied, and (iv) specify whether the Early Redemption Price shall be paid in cash or Common Stock. Following delivery of an Early Redemption Notice and provided the Holders have not elected to convert their respective Notes into shares of Common Stock pursuant to Section 3, the Company shall be obligated to redeem all of the outstanding Notes in accordance with the terms of this Section 4 on the Early Redemption Date. For purposes of this Section 4, the “Early Redemption Conditions” shall be deemed to have been satisfied on any day if, as of such day: (i) the average trading volume on the Trading Market during the 20 consecutive Trading Days immediately preceding such day exceeds the quotient obtained by dividing (A) the number of shares of Common Stock that would be issuable upon full conversion of all of the outstanding Notes at the Conversion Price on such day (without regard to the Common Stock Cap Limitation) by (B) ten, and (ii) the closing price of the Common Stock on the Trading Market on each of the 20 consecutive Trading Days immediately preceding such day was greater than $11.00, (the “Threshold Closing Price,” which shall be subject to adjustment as provided in Section 7(i)).

(b)          The Company shall have the option to pay the Early Redemption Price in either: (i) cash in the form of immediately available United States dollars or (ii) if permitted by the rules of Trading Market and by applicable law, such number of shares of Common Stock as is obtained by dividing the Early Redemption Price by the Conversion Price in effect on the Early Redemption Date. If the Early Redemption Price is to be paid in cash, on or prior to the Early Redemption Date, the Company will set aside, segregate and hold in trust an amount of money in immediately available funds sufficient to redeem on the Early Redemption Date all of the outstanding Notes at the Early Redemption Price.

(c)          As a condition to payment of the Early Redemption Price to a Holder, such Holder shall deliver (i) the certificates representing the Notes held by such Holder for cancellation and (ii) written instructions specifying (A) if the Early Redemption Price is to be paid in cash, wire transfer instructions for the payment of such cash and (B) if the Early Redemption Price is to be paid in Common Stock, to the extent any such shares are to be issued in a name other than the Holder’s name, the names and addresses of such Persons and the number of shares issuable in respect of each such Person. If the Early Redemption Price is payable in Common Stock, the Person or Persons in whose name any such Common Stock shall be issuable upon such redemption shall become the holders of record of such shares as of the close of business on the Early Redemption Date. The issue of stock shall be made without charge to the Holders for any taxes or duties in respect of the issue thereof. The Company shall not, however, be required to pay any such tax or duty which may be payable in respect of any transfer involving the issue and delivery of stock in any name other than that of the Holder of this Note, and the Company shall not be required to issue or deliver any such stock unless and until the Holder shall have paid to the Company the amount of such tax or duty or shall have established to the satisfaction of the Company that such tax has been paid.

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(d)          Notwithstanding anything herein to the contrary, if following the delivery of the Early Redemption Notice and prior to the Early Redemption Date, a Holder delivers a Notice of Conversion pursuant to Section 3(a) in which it requests an extension in connection with the Holder’s requirement to file a notification under the HSR Act or obtain any other governmental approval in order to consummate the conversion contemplated by such Notice of Conversion, then the Early Redemption Date shall be automatically extended until the earlier of (i) the 180th day following the date of the Notice of Conversion and (ii) the completion of the conversion in the Notice of Conversion and such Conversion Shares are issued and held of record by such Holder (or its designee). In the event the Early Redemption Date is extended pursuant to the immediately preceding sentence, the Company and the Holders agree that they will use their reasonable best efforts to cause any applicable waiting period to expire and any other required governmental approval to be obtained as soon as reasonably practicable.

(e)          Notwithstanding the foregoing, the Company shall not be entitled to redeem the Notes pursuant to this Section 4 or deliver an Early Redemption Notice (i) during the continuance of an Event of Default pursuant to clauses (i), (ii), (iii), (iv), (viii) or (x) of Section 11(a) or (ii) at any time that the Company has not reserved sufficient shares of Common Stock for issuance upon full conversion of the Notes unless, in the case of this clause (ii) of this sentence the Company pays to the Holders in immediately available United States dollars an amount equal to the product obtained by multiplying (A) the number of Conversion Shares that would have otherwise been issued if the Holder had exercised its conversion right immediately prior to the Early Redemption Date but could not be so issued as a result of such failure to have sufficient authorized shares of Common Stock by (B) the VWAP of the Common Stock as of the Early Redemption Date.

5.          Optional Redemption.

(a)          At any time following the eighth anniversary of the Original Issuance Date, the Company shall have the option to redeem all of the outstanding Notes in full (but not in part) at a price (the “Redemption Price”) equal to the Outstanding Balance as of the Redemption Date (as defined below) by delivering prior written notice to the Holders of the Notes of such redemption (the “Redemption Notice”). The Redemption Notice shall (i) state that the election to redeem the Notes is an irrevocable obligation of the Company and (ii) specify the date of such redemption, which shall be a Business Day not less than 30 days nor more than 60 days following delivery of the Redemption Notice to the Holders (the “Redemption Date”). Following delivery of the Redemption Notice and provided the Holders have not elected to convert their respective Notes into shares of Common Stock pursuant to Section 3, the Company shall be obligated to redeem all of the outstanding Notes by delivering cash in the form of immediately available United States dollars in an amount equal to the Redemption Price to the Holders on the Redemption Date.

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(b)          On or prior to the Redemption Date, the Company will set aside, segregate and hold in trust an amount of money in immediately available funds sufficient to redeem on the Redemption Date all of the outstanding Notes at the Redemption Price.

(c)          As a condition to payment of the Redemption Price to a Holder, such Holder shall deliver (i) the certificates representing the Notes held by such Holder for cancellation and (ii) written instructions specifying wire transfer instructions for the payment of the Redemption Price.

(d)          Notwithstanding anything herein to the contrary, if following the delivery of the Redemption Notice and prior to the Redemption Date, a Holder delivers a Notice of Conversion pursuant to Section 3(a) in which it requests an extension in connection with the Holder’s requirement to file a notification under the HSR Act or obtain any other governmental approval in order to consummate the conversion contemplated by such Notice of Conversion, then the Redemption Date shall be automatically extended until the earlier of (i) the 180th day following the date of the Notice of Conversion and (ii) the completion of the conversion in the Notice of Conversion and such Conversion Shares are issued and held of record by such Holder (or its designee). In the event the Redemption Date is extended pursuant to the immediately preceding sentence, the Company and the Holders agree that they will use their reasonable best efforts to cause any applicable waiting period to expire and any other required governmental approval to be obtained as soon as reasonably practicable.

(e)          Notwithstanding the foregoing, the Company shall not be entitled to redeem the Notes pursuant to this Section 5 or deliver a Redemption Notice (i) during the continuance of an Event of Default pursuant to clauses (i), (ii), (iii), (iv), (viii) or (x) of Section 11(a) or (ii) at any time that the Company has not reserved sufficient shares of Common Stock for issuance upon full conversion of the Notes unless, in the case of this clause (ii) of this sentence the Company pays to the Holders in immediately available United States dollars an amount equal to the product obtained by multiplying (A) the number of Conversion Shares that would have otherwise been issued if the Holder had exercised its conversion right immediately prior to the Redemption Date but could not be so issued as a result of such failure to have sufficient authorized shares of Common Stock by (B) the VWAP of the Common Stock as of the Redemption Date.

6.          Demand Repayment.

(a)          At any time following the tenth anniversary of the Original Issuance Date, each Holder shall have the right to require the Company to repurchase all (but not less than all) of the Notes held by such Holder by delivering written notice (a “Demand Repayment Notice”) together with the certificate representing such Note to the Company. The Company shall, as soon as practicable, but in no event later than twenty Business Days after receipt of a Demand Repayment Notice, deliver to the applicable Holder cash in the form of immediately available United States dollars in an amount equal to the Demand Repayment Amount in respect of all Notes covered by such Demand Repayment Notice.

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(b)          If a Fundamental Change occurs at any time prior to conversion, redemption or repayment of all of the outstanding Notes, each Holder shall have the right to require the Company to repurchase all (but not less than all) of the Notes held by such Holder on the Fundamental Change Repurchase Date (as defined below). On or before the tenth Business Day after the occurrence of a Fundamental Change, the Company shall provide to all Holders a written notice (the “Fundamental Change Company Notice”) of the occurrence of the Fundamental Change. Each Fundamental Change Company Notice shall specify: (i) the events causing the Fundamental Change, (ii) the date of the Fundamental Change, (iii) the Conversion Price and any adjustments to the Conversion Price that shall result from the Fundamental Change and (iv) the Demand Repayment Amount per $1,000 principal amount of the Notes. If a Holder elects to require the Company to repurchase the Notes held by such Holder pursuant to this Section 6(b) in respect of a Fundamental Change, such Holder shall deliver written notice of such election to the Company (a “Fundamental Change Holder Notice”) within 20 Business Days following receipt by such Holder of the Fundamental Change Company Notice, which Fundamental Change Holder Notice shall specify the date on which the Notes held by such Holder shall be repurchased pursuant to this Section 6(b) (the “Fundamental Change Repurchase Date”), which shall be a Business Day not less than ten nor more than 20 Business Days following delivery of the Fundamental Change Holder Notice. Such Holder shall have the right to withdraw such Fundamental Change Holder Notice at any time prior to the Fundamental Change Repurchase Date by delivering written notice of withdrawal to the Company. On the Fundamental Change Repurchase Date with respect to a Holder, the Company shall deliver to such Holder cash in the form of immediately available United States dollars in an amount equal to the Demand Repayment Amount in respect of all Notes covered by such Fundamental Change Holder Notice. The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the offer to purchase following a Fundamental Change. To the extent that the provisions of any securities laws or regulations conflict with these provisions, the Company shall comply with applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue of such compliance.

7.          Adjustments.  Subject and pursuant to the provisions of this Section 7, the Conversion Price shall be subject to adjustment from time to time as set forth hereinafter.

(a)          If the Company shall issue shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination with respect to its Common Stock, the Conversion Price shall be adjusted based on the following formula:

CP1	=	CP0	×	OS0
OS1

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where,

CP1 =	the Conversion Price in effect immediately after the close of business on the record date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

CP0 =	the Conversion Price in effect immediately prior to the close of business on the record date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the close of business on the record date for such dividend or distribution or the effective date of such share split or share combination, as the case may be; and

OS1 =	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or share combination, as the case may be.

Any adjustment made under this clause (a) shall become effective immediately after the open of business on such record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (a) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(b)          If the Company shall distribute to all or substantially all holders of its Common Stock any rights, options or warrants entitling them to purchase, for a period of 60 calendar days or less from the declaration date for such distribution, shares of the Common Stock at a price per share less than the VWAP of the Common Stock as of the declaration date for such distribution, the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	OS0 + X
OS0 + Y

where

CP1 =	the Conversion Price in effect immediately after the close of business on the record date for such distribution;

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CP0 =	the Conversion Price in effect immediately prior to the close of business on the record date for such distribution;

OS0 =	the number of shares of the Common Stock outstanding immediately prior to the close of business on the record date for such distribution;

X =	the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the VWAP of the Common Stock as of the declaration date for such distribution; and

Y =	the total number of shares of the Common Stock issuable pursuant to such rights, options or warrants.

Any decrease made under this clause (b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the record date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such record date for such distribution had not occurred.

For purposes of this clause (b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share less than such VWAP of the Common Stock as of the declaration date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, as reasonably determined by the Board of Directors in good faith.

(c)          If the Company distributes shares of its Equity Securities, evidences of its Indebtedness or other of its securities, assets or property to all or substantially all holders of Common Stock, excluding:

(i)          dividends or distributions as to which adjustment is required to be effected pursuant to clause (a) or (b) above;

(ii)         rights issued to all holders of the Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Common Stock and the plan provides that the Holders will receive such rights along with any Common Stock received upon conversion of the Notes;

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(iii)        dividends or distributions paid exclusively in cash, as to which an adjustment is required to be effected in clause (d) below; and

(iv)        Spin-Offs described below in this clause (c),

then the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	SP0 – FMV
SP0

where,

CP1 =	the Conversion Price in effect immediately after the close of business on the record date for such distribution;

CP0 =	the Conversion Price in effect immediately prior to the close of business on the record date for such distribution;

SP0 =	the VWAP of the Common Stock as of the Ex-Date for such distribution; and

FMV =	the fair market value (as reasonably determined by the Board of Directors in good faith) of the shares of Equity Securities, evidences of Indebtedness, securities, assets or property distributed with respect to each outstanding share of the Common Stock immediately prior to the close of business on the record date for such distribution.

Any decrease made under the portion of this clause (c) above shall become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than 25% of “SP0” (as defined above), in lieu of the foregoing decrease, each Holder may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Notes, the amount and kind of the Equity Securities, evidences of the Company’s Indebtedness, or other securities assets or property of the Company that such Holder would have received as if such Holder owned a number of shares of Common Stock into which the Note was convertible (without giving effect to the Common Stock Cap Limitation) at the Conversion Price in effect on the record date for the distribution.

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With respect to an adjustment pursuant to this clause (c) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Equity Securities of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”), the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	MP0
FMV + MP0

 where,

CP1 =	Conversion Price in effect immediately after the close of business on the record date for the Spin-Off;

CP0 =	the Conversion Price in effect immediately prior to the close of business on the record date for the Spin-Off;

FMV =	the VWAP of the Equity Security or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock as of the sixth Trading Day following the Ex-Date for such Spin-Off; and

MP0 =	the VWAP of the Common Stock as of the sixth Trading Day following the Ex-Date for such Spin-Off.

Any adjustment to the Conversion Price under the preceding paragraph of this clause (c) shall be made immediately after the close of business on the fifth Trading Day following the Ex-Date for such Spin-Off, but shall be given effect as of the close of business on the Ex-Date for the Spin-Off. Because the Company will make the adjustment to the Conversion Price with retroactive effect, the Company shall delay the settlement of the conversion of any portion of the Notes during such valuation period. In such event, the Company shall pay or deliver, as the case may be, any cash and shares of the Common Stock due upon conversion (based on the adjusted Conversion Price as described above) on the eighth Trading Day immediately following the Ex-Date for such Spin-Off.

Notwithstanding the foregoing, if the fair market value (as reasonably determined by the Board of Directors in good faith) of the Equity Security or similar equity interest distributed to holders of the Common Stock is equal to or greater than 25% of the VWAP of the Common Stock as of the Ex-Date for the Spin-Off, in lieu of the foregoing decrease, each Holder may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Notes, the amount and kind of Equity Securities or similar equity interest that such Holder would have received as if such Holder owned a number of shares of Common Stock into which the Note was convertible (without giving effect to the Common Stock Cap Limitation) at the Conversion Price in effect on the Ex-Date for the distribution.

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(d)          If the Company pays any cash dividends or distributions exclusively in cash to all or substantially all holders of its Common Stock (other than dividends or distributions made in connection with the Company’s liquidation, dissolution or winding-up), the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	SP0 – C
SP0

where,

CP1 =	the Conversion Price in effect immediately after the close of business on the record date for such dividend or distribution;

CP0 =	the Conversion Price in effect immediately prior to the close of business on the record date for such dividend or distribution;

SP0 =	the VWAP of the Common Stock as of the Ex-Date for such dividend or distribution; and

C =	the amount in cash per share the Company distributes to holders of the Common Stock.

Any decrease made under this clause (d) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Price shall be increased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than 25% of “SP0” (as defined above), in lieu of the foregoing decrease, each Holder may elect to receive at the same time and upon the same terms as holders of shares of the Common Stock without having to convert its Notes, the amount of cash that such Holder would have received as if such Holder owned a number of shares of Common Stock into which the Note was convertible (without giving effect to the Common Stock Cap Limitation) at the Conversion Price in effect on the Ex-Date for such cash dividend or distribution.

(e)          If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the VWAP of the Common Stock as of the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Price shall be decreased based on the following formula:

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CP1	=	CP0	×	SP1 × OS0
AC + ( SP1 × OS1 )

where,

CP1 =	the Conversion Price in effect immediately after the close of business on the Trading Day immediately following the Expiration Date;

CP0 =	the Conversion Price in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date;

AC =	the aggregate value of all cash and any other consideration (as reasonably determined by the Board of Directors in good faith) paid or payable for shares purchased in such tender or exchange offer;

SP1 =	the VWAP of the Common Stock as of the sixth Trading Day immediately following the Expiration Date;

OS1 =	the number of shares of the Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

OS0 =	the number of shares of the Common Stock outstanding immediately prior to the close of business on the Expiration Date (prior to giving effect to such tender offer or exchange offer).

Any adjustment to the Conversion Price under this clause (e) shall be made immediately after the close of business on the fifth Trading Day immediately following the Expiration Date, but shall be given effect as of the open of business on the Trading Day immediately following the Expiration Date. Because the Company shall make the adjustment to the Conversion Price with retroactive effect, the Company shall delay the settlement of the conversion of any portion of the Note if the conversion would otherwise occur during the such period. In such event, the Company shall pay or deliver, as the case may be, any cash and shares of the Common Stock due upon conversion (based on the adjusted Conversion Price as described above) on the eighth Trading Day immediately following the Expiration Date.

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(f)          To the extent that any stockholders’ rights plan adopted by the Company is in effect upon conversion of the Notes, the Holders will receive, in addition to any Common Stock due upon conversion, the rights under the applicable rights agreement. However, if, prior to any conversion, the rights have separated from the shares of the Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Conversion Price will be adjusted at the time of separation as if the Company distributed to all holders of the Common Stock, shares of Equity Securities, evidences of Indebtedness, securities, assets or property as described in clause (c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(g)          Except as stated in this Section 7, the Company shall not adjust the Conversion Price for the issuances of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible or exchangeable securities.

(h)          The Company shall be permitted to decrease the Conversion Price by any amount for a period of at least 20 Business Days if the Board of Directors determines that such decrease would be in the best interest of the Company. The Company also may (but is not required to) decrease the Conversion Price to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

(i)          Whenever the Conversion Price is adjusted as herein provided, a similar proportional adjustment shall be made to the Threshold Closing Price.

(j)          Whenever the Conversion Price is adjusted as provided in this Section 7, the Company shall promptly deliver written notice to the Holders stating the facts requiring the adjustment and the manner of computation. If in connection with any dividend or distribution described in this Section 7 the Holder is entitled to make an election to receive, in lieu of the adjustment to the Conversion Price, the cash, indebtedness, Equity Securities or other property or assets to be distributed to the holders of Common Stock, the Company shall give the Holders written notice of such proposed dividend or distribution at least 5 Business Days prior to the record date for such dividend or distribution.

(k)          For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(l)          Whenever any provision of the Notes requires the Company to calculate the VWAP over, or based on, a span of multiple calendar days, the Company shall make appropriate adjustments to account for any adjustment to the Conversion Price that becomes effective, or any event requiring an adjustment to the Conversion Price where the record date of the event occurs, at any time during the period when the VWAP is being calculated.

8.          Effect of Business Combinations, Asset Sales and Corporate Events.

In the case of:

(a)          any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination);

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(b)          any consolidation, merger or combination involving the Company;

(c)          any sale, lease or other transfer to a third party of the consolidated assets of the Company and its Subsidiaries substantially as an entirety; or

(d)          any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert the Notes will become convertible into, in lieu of Common Stock, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock based on the Conversion Price immediately prior to such transaction would have owned or been entitled to receive (without giving effect to the Common Stock Cap Limitation) (the “Reference Property”) upon such transaction. Thereafter, references in this Note to Common Stock shall be deemed to apply mutatis mutandis to equivalent units of Reference Property, as nearly as is practical as determined in good faith by the Company (provided that, for avoidance of doubt, no Conversion Price adjustments pursuant to Section 7 or otherwise shall be required thereafter with respect to any portion of the Reference Property that does not consist of shares of stock). However, at and after the effective time of the transaction the volume-weighted average price will be calculated based on the value (determined in a reasonable manner selected in good faith by the Company) of a unit of Reference Property that a holder of one share of Common Stock would have received in such transaction. If the transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property into which the Notes will become convertible will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be. If the holders of Common Stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of Notes shall be solely cash in an amount equal to the number of shares of Common Stock issuable upon conversion of the Note based on the Conversion Price in effect on the Conversion Date (without giving effect to the Common Stock Cap Limitation), multiplied by the price paid per share of Common Stock in such transaction and (ii) the Company shall satisfy its conversion obligation by paying cash to converting Holders on the third Business Day immediately following the Conversion Date. The Company shall not become a party to any such transaction unless the terms of such transaction are consistent with the foregoing.

9.          No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. With respect to any fraction of a share that would otherwise be issuable upon the conversion or redemption of this Note, an amount equal to such fraction multiplied by the VWAP of such share as of the date of such conversion or redemption shall be paid in cash to the Holder.

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10.         Stockholder Voting.  So long as not less than 50% of the aggregate principal amount of the Notes issued to the Investor on the Original Issuance Date are then issued and outstanding and held by the Investor or any permitted Affiliate transferee of the Investor, the Company shall obtain the prior written consent of the Investor before submitting any resolution or matter to a vote of the holders of Common Stock for approval, whether at an annual meeting, at a special meeting of the stockholders called for such purpose or an action of the stockholders by written consent. Notwithstanding the foregoing or anything else in this Agreement to the contrary, such prior written consent of Investor shall not be required if such resolution or matter: (i) as submitted to the holders of Common Stock, requires by its terms for the approval thereof (in addition to any approval requirements otherwise mandated by applicable law, the Company's governing documents or the National Securities Exchange on which the Common Stock is then listed for trading) the affirmative vote (or consent, as the case may be) of the voting power of such holders of Common Stock as would be required to authorize and approve such resolution or matter if all then-outstanding Notes held by the Investor had been converted into Conversion Shares immediately prior to the record date for such meeting of stockholders (or action by written consent, as the case may be) and the Investor had voted all of such Conversion Shares against such resolution or matter; or (ii) it relates to (A) the election or removal of directors of the Company, (B) the ratification of the appointment of an independent registered public accounting firm for the Company, (C) the Proposal, (D) any increase in the number of shares of authorized Common Stock as contemplated by Section 3(c) or (E) advisory votes required to be submitted to the stockholders of the Company by federal law. For avoidance of doubt, this Section 10 shall not be applicable to stockholder-initiated proposals required to be submitted to the stockholders of the Company by federal law or pursuant to the bylaws of the Company (as in effect as of the date hereof or as amended in accordance with Section 4.02 of the Investment Agreement).

11.         Events of Default; Collection Fees; Waiver.

(a)          The occurrence of any of the following events or circumstances shall constitute an “Event of Default” for purposes of this Note: (i) the admission in writing by the Company of its insolvency; (ii) the commission of any voluntary act of bankruptcy by the Company; (iii) the execution by the Company of a general assignment for the benefit of creditors; (iv) the filing by or against the Company of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of sixty (60) days or more; (v) the failure to pay any principal on this Note when due and payable; (vi) default in any payment of accrued interest under the terms of this Note when due and payable on any Note when due and payable and such default continues for a period of 30 days; (vii) the failure of Company to comply with any other covenants in, or to perform any of its obligations under, this Note or any other “Transaction Document” referred to in the Purchase Agreement or any document, instrument or agreement executed in connection herewith and such default continues for a period of 30 days; (viii) the appointment of a receiver or trustee to take possession of the property or assets of the Company; (ix) any dissolution of the Company; (x) the adoption by the Company of any plan of liquidation; or (x) the failure by the Company, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for the Company or any of its Subsidiaries exceeds $20 million, which are not stayed while on appeal. The Company shall promptly notify each Holder of the occurrence of any Event of Default. If any Event of Default other than pursuant to clauses (i), (ii), (iii), (iv), (viii), (ix) or (x) shall have occurred and be continuing, and in any such event, the Holders of a majority of the outstanding principal amount of the Notes outstanding, may declare that the Outstanding Balance payable under the Notes shall become and be forthwith due and payable in full. If any Event of Default (other than an Event of Default pursuant to clauses (i), (ii), (iii), (iv), (viii), (ix) or (x)) shall have occurred and be continuing, and in any such event, the Outstanding Balance payable under this Note shall immediately and automatically become and be forthwith due and payable in full.

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(b)          If an Event of Default occurs and if this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the Company agrees to pay in addition to all sums then due hereunder, including outstanding principal and accrued unpaid interest, reasonable fees of one attorney for the Holder and its Affiliates. The Company hereby waives demand and presentment for payment, notice of nonpayment, protest, notice of protests, notice of dishonor, notice of intention to accelerate and notice of acceleration, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith. In addition, the Company is and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

12.         Default Interest.

(a)          Any payment on the Notes which becomes payable, including payments under Section 2, Section 3, Section 4, Section 5 and Section 6, but is not paid when the same becomes due and payable, shall bear interest from the required payment date at the Default Interest Rate.

(b)          While any Event of Default exists, or after the occurrence of maturity, howsoever maturity shall occur, whether by acceleration, redemption, a demand repayment or otherwise, the Company shall pay interest on the principal amount and any other amounts then past due from time to time outstanding under each Note at the Default Interest Rate.

(c)          Accrued and unpaid interest calculated at the Default Interest Rate (including interest on past due interest) shall be due and payable upon demand.

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13.         Maximum Rate of Interest.  Notwithstanding any provisions to the contrary in this Note, or in any of the documents relating hereto, in no event shall this Note or such documents require the payment or permit the charging or collection of interest in excess of the maximum amount or highest lawful rate permitted by the applicable usury laws. It is the intention of the Company and the Holders to comply in all respects with applicable usury laws, and in no event shall the Company pay, for the use, forbearance or detention of money, interest at a rate or in an amount in excess of the highest lawful rate permitted by applicable law. If any such excess interest is contracted for, charged or received under this Note or under the terms of any of the documents relating hereto, or in the event the maturity of the indebtedness evidenced by this Note is accelerated in whole or in part, or in the event that all or part of the principal or accrued unpaid interest of this Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note or under any of the documents relating hereto, on the amount of principal actually outstanding from time to time under this Note, shall exceed the maximum amount of interest permitted by the applicable usury laws, then in any such event (a) the provisions of this Section 13 shall govern and control, (b) neither the Company nor any other person or entity now or hereafter liable for the payment hereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by the applicable usury laws, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to the Company, at the holder’s option, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by the applicable usury laws, by amortizing, prorating, allocating and spreading during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Company or otherwise by the holder or holders hereof in connection with such indebtedness.

14.         Payments Generally.  All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment, set off or withholding of any type or nature unless otherwise required by law. Except as otherwise expressly provided herein, all payments by the Company hereunder to each Holder shall be made to such Holder, by the method and at the address as such Holder shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or making any notation thereon. Unless otherwise specified, all amounts payable hereunder shall be received by each Holder no later than the close of business on the date specified herein, or if such date is not a Business Day, the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

15.         Amendments and Waivers.

(a)          Any term or provision of this Note may be waived or amended (including any Event of Default) in any respect with the written consent of the Company and holders of a majority of the principal amount of the outstanding Notes; provided, that any such amendment or waiver must apply to all Notes and further provided, however, that the waiver or amendment of any terms and provisions regarding the payment or the conversion or redemption of the Notes require the approval of all Holders. When the occurrence of any Event of Default is waived, it is deemed cured, but no such waiver shall extend to the occurrence of any subsequent or other Event of Default without the consent of a majority of the principal amount of all Notes outstanding or the Holders of all Notes outstanding, as applicable.

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(b)          No waiver by the Holders of any of its rights or remedies hereunder or otherwise, shall be considered a waiver of any other subsequent right or remedy of the Holder. No delay or omission in the exercise or enforcement by the Holders of any rights or remedies shall ever be construed as a waiver of any right to remedy of the Holder; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of the Holder.

(c)          For the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given, Notes directly or indirectly owned by the Company or any of its Subsidiaries shall not be deemed to be outstanding.

16.         Transfers.

(a)          Without the prior written consent of the Company (which consent may be withheld in the Company’s sole discretion prior to the fifth anniversary of the Original Issuance Date, but shall not be unreasonably withheld following the fifth anniversary of the Original Issuance Date), the Holder will not Transfer any Note; provided, however, that the Holder may Transfer the all or any portion of the Notes to an Affiliate of the Purchaser. Any such transferee shall agree to be bound by this Agreement. Notwithstanding the foregoing, nothing in this Section 16 shall impose any limitation or restriction on the ability of the Holder to issue, sell or transfer any interests in the Holder or any permitted Affiliate transferee of the any Note to any other Person, so long as NGP Natural Resources X, L.P. continues to control the Holder or such Affiliate.

(b)          Subject to the restrictions in clause (a) of this Section 16 and to the limitations set forth below, all or any portion of any Note shall be freely transferable. If a Holder desires to transfer all or a portion of a Note, such Holder shall deliver the certificate representing such Note to be transferred to the Company along with written instructions as to the name and address of the transferee and as to what portion of such Note is being transferred. Upon receipt of such certificate and such instructions, the Company shall cancel the certificate representing the Note being transferred and shall promptly execute and deliver a new certificate representing the Note to the transferee in accordance with such instructions and, if such transfer only involves a partial transfer of the Note being transferred, the Company shall also promptly execute and deliver to the transferring Holder a new certificate representing the retained principal amount of the Note. The transferee and, to the extent only a portion of a Note is being transferred, the transferring Holder shall countersign the new certificates issued by the Company and shall return one copy to the Company to be retained in the corporate records of the Company. The transferring Holder shall be deemed to remain the owner of the Note being transferred until the transferee delivers such countersigned copy of the certificate to the Company pursuant to the immediately preceding sentence. Each Note (or portion thereof) transferred in accordance with the foregoing shall carry the rights to interest accrued and unpaid, and to accrue, which were carried on such transferred Note (or portion thereof).

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(c)          The Notes have not been registered under the Securities Act. The Notes may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the Notes under the Securities Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registrations, unless sold pursuant to Rule 144 under the Securities Act or the Company has received documentation reasonably satisfactory to it (which may include an opinion of counsel) that such transaction does not require registration under the Securities Act.

17.         Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of, any Note and

(a)          in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is nominee for, Investor or another Holder of a Note with a minimum net worth of at least $5,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)          in the case of mutilation, upon surrender and cancellation thereof,

within five Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated the date of such lost, stolen, destroyed or mutilated Note.

18.         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof (except that matters to which the law of the jurisdiction of formation of the Company is applicable shall be subject to the internal laws of such state). The Company and, by accepting this Note, the Investor, each irrevocably submits to the exclusive jurisdiction of any federal or state court of competent jurisdiction located within the State of New York in the Borough of Manhattan in the City of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note. The Company and, by accepting this Note, the Investor, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE INVESTOR HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

19.         Severability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

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20.         Interpretation.  Unless otherwise specified in this Note, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Note shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchaser under this Note shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. Section and Annex references in this Note are references to the corresponding Section and Annex to this Note, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference in this Note to $ shall mean U.S. dollars. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Note as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Note into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Note.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first written above.

TRIANGLE PETROLEUM CORPORATION

By:	/s/ Jonathan Samuels
Name:	Jonathan Samuels
Title:	President and Chief Executive Officer

Accepted and agreed to by the Investor as of the date first written above.

NGP TRIANGLE HOLDINGS, LLC

By: NGP Natural Resources X, L.P., its managing member

By: G.F.W. Energy X, L.P., its general partner

By: GFW X, L.L.C., its general partner

By:	/s/ Kenneth A. Hersh
Name:	Kenneth A. Hersh
Title:	Authorized Member

Signature Page to Note

ANNEX A

Maturity:	3 years from date of issuance

Interest rate:	12% per annum, compounding quarterly. The interest rate will increase by 300 bps every six months unless and until the Common Stock Cap Limitation ceases to apply, subject to a maximum aggregate interest rate of __.

Guarantors:	All U.S. Subsidiaries that are not prohibited by their organizational documents, contract or other agreement from guaranteeing these notes; provided, however, that the Company shall use its reasonable best efforts to obtain consents or waivers under such organizational documents, contract or other agreement in order to permit such guarantee..

Covenants &
Other Terms:	Such covenants and other terms as are customary for the senior notes of a publicly-traded company engaged in the onshore U.S. oil and gas exploration and production business having the same credit rating as the Company as of the time of such issuance.

The parties agree to negotiate in good faith to reach agreement on the definitive terms of these notes.

Annex A, Page 1 of 1